Exhibit 99(d)

INVESTMENT ADVISORY AGREEMENT

     This Agreement is made as of the 17th day of April, 2008, between Hilliard-Lyons Government Fund, Inc., a Maryland corporation (the “Company”), and J.J.B. Hilliard, W.L. Lyons, LLC, a Kentucky corporation (“Adviser”).

WITNESSETH:

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, Adviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

     WHEREAS, the parties wish to enter into this Agreement pursuant to which the Company seeks the benefit of Adviser’s investment advisory services in managing the Company’s assets and in the conduct of certain of its affairs and Adviser desires to render such services to Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

     1. Adviser shall manage the investment and reinvestment of the assets of the Company for the period and on the terms set forth in this Agreement, subject to the Company’s investment policies and restrictions as set forth in the Company’s current registration statement on Form N-1A (the “Registration Statement”), any additional compliance policies or procedures that the Company’s Board of Directors reasonably adopts and provides to Adviser (the “Policies and Procedures”), and subject to the supervision and oversight of the Company’s Board of Directors. Adviser shall for all purposes be deemed to be an independent contractor and not an agent of the Company and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way. Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Company and shall record and implement such decisions and shall furnish the Board with such information and reports regarding the Company’s investments as Adviser deems appropriate or as the Board may reasonably request. Subject to compliance with the requirements of the 1940 Act, Adviser may retain as a sub-adviser to the Company, at Adviser’s own expense, any investment adviser registered under the Advisers Act.

     2. Copies of the Registration Statement, the Company’s Articles of Incorporation (the “Articles”) and the Company’s Bylaws (the “Bylaws”) (collectively, the Articles and the Bylaws are hereinafter referred to as the “Organizational Documents”), each as currently in effect and including all amendments and restatements thereto, have been or will be delivered to Adviser by the Company. The Company covenants, on an ongoing basis, to provide copies of any amendments, restatement and/or changes to the Organizational Documents promptly upon the execution thereof and the provide to Adviser as promptly as practicable copies of all amendment and supplements to the Registration Statement before filing them with the Securities and Exchange Commission (the “SEC”). The Company will promptly provide Adviser with any

Policies and Procedures applicable to Adviser adopted from time to time by the Company’s Board of Directors and agrees to promptly provide Adviser with copies of all amendments thereto. Adviser will not be bound to follow any change in any such Policies and Procedures or in the Company’s investment policies unless and until it has received written notice of such change from the Company. In addition, the Company shall timely furnish Adviser with such additional information as may be reasonably necessary for or requested by Adviser to perform its responsibilities pursuant to this Agreement.

     3. Adviser at its own expense shall furnish office space to the Company and all necessary office facilities, equipment, and personnel for managing the assets of the Company. Adviser shall pay the compensation of Directors who are affiliated with Adviser. Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Company, including, but not limited to, the cost and expense of research, analysis and supervision of the investment portfolio. Adviser shall pay all expenses in determination of daily pricing of the shares of the Company and related bookkeeping expenses (other than for such services as are provided by the Company’s custodian) and one-half of the fees of any trade association of which the Company may be a member. Adviser shall pay the costs of any special Board of Directors’ meetings or special Shareholders’ meetings convened for the primary benefit of Adviser.

     4. The Company shall pay all charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property, and of its transfer, shareholder recordkeeping, dividend disbursing, and redemption agents; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Adviser; interest expense; the maintenance of its Registration Statement under the applicable federal and state securities laws; the maintenance of its compliance program; all expenses of notices, proxy solicitation material, reports to its shareholders and of all prospectuses furnished from time to time to existing shareholders or used for regulatory purposes; all expenses of bond and insurance coverage which inure to the Company’s benefit, including liability and fidelity bond insurance; all brokers’ commissions and other normal charges incident to the purchase and sale of portfolio securities; all taxes and corporate fees payable to Federal, state, or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of complying with Federal, state, and other laws regulating the issue or sale of shares except for those expenses deemed to be sales or promotional expenses; one-half of the fees of any trade association of which the Company may be a member; all extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings and claims and the legal obligations of the Company to indemnify its Directors, employees, shareholders and agents with respect thereto; all expenses of meetings of the Board of Directors and shareholders; and all other expenses incidental to its operations not specifically assumed by Adviser pursuant to paragraphs 3 and 9. The Company shall pay such compensation payable to its compliance officer(s) as may be approved by the Board of Directors from time to time.

     5. With respect to all matters relating to its performance under this Agreement, Adviser and its directors, officers and employees will act in accordance in all material respects with applicable law and, with the Company’s Organizational Documents and regulatory filings, including its Registration Statement, as amended, and compliance Policies and Procedures adopted pursuant to Rule 38a-1 under the 1940 Act and the Company’s other Policies and

Procedures, all to the extent required under applicable law in connection with the Advisor’s provision of services under this Agreement.

     6. Adviser agrees to cooperate with periodic reviews (at reasonable times and in reasonable number) of Adviser’s compliance program by the Company’s compliance personnel in performance of the Company’s responsibilities under Rule 38a-1 of the 1940 Act. Adviser agrees to provide to the Company copies of its compliance program and such additional information and certifications as may reasonably be requested by the Company’s compliance personnel. Upon becoming aware thereof, Adviser agrees to promptly notify the Company’s Board of Directors of any material compliance violations which affect the Company.

     7. Adviser has adopted a Code of Ethics complying with Rule 204A-1 of the Advisers Act.

     8. For all services rendered by Adviser hereunder, the Company shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 1/2 of 1% of the first $200 million of the average daily net assets of Company; 3/8 of 1% of the next $100 million of average daily net assets, and 1/4 of 1% of average daily net assets in excess of $300 million. Such fee shall be accrued daily and shall be paid to Adviser on the last day of each month. For the purpose of computing the advisory fee, monies deposited with the Federal Reserve pursuant to the Credit Control Act will be excluded from the Company’s net assets.

     9. The total expenses of the Company exclusive of taxes, of interest, of all brokers’ and any bank commissions and other normal charges incident to the purchase and sale of portfolio securities, and (with the prior written consent of the necessary state securities commissions) of any extraordinary expenses of Directors and Adviser, but including fees paid to Adviser, shall not exceed on an annual basis 1-1/2% of the first $30,000,000 of average net assets and 1% of average net assets over $30,000,000, and Adviser agrees to reimburse the Company for any sums expended for such expenses in excess of that amount. Such expense reimbursements, if any, will be reimbursed to the Company by Adviser monthly as an offset against any amounts receivable by Adviser from Company. All such reimbursements and offsets will be subject to adjustment as of the end of each fiscal year of the Company.

     10. The services of Adviser to the Company hereunder are not to be deemed exclusive, and Adviser shall be free to render similar services to others. Adviser may employ or contract with such other person, persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement.

     11. To the extent prohibited by Regulation S-P, Adviser and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Company regarding any shareholder; provided, however, that Adviser and its affiliates may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Adviser and its affiliates, or as may be permitted by law. Adviser agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

     12. Adviser acknowledges that the Company has informed Adviser that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Company is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Company, Adviser agrees to use its best efforts to assist the Company in complying with the Sarbanes-Oxley Act and implementing the Company’s disclosure controls and procedures. To the extent that it becomes aware thereof, Adviser agrees to inform the Company of any material development related to Adviser that Adviser reasonably believes is relevant to the Company’s certification obligations under the Sarbanes-Oxley Act.

     13. Neither Adviser nor any of its officers, directors, agents or employees shall be liable or responsible to Company or its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by Adviser of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith or negligence on Adviser’s part or from reckless disregard by Adviser of its obligations and duties under this Agreement. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Company or any shareholder of the Company may have under any federal securities or state law.

     14. Each party to this Agreement (an “Indemnifying Party”) shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations set forth herein; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties set forth herein.

     15. This Agreement shall be executed and become effective as of the date written above if approved by (i) the Board of Directors, including by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of such party (the “Independent Directors”) cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Company. It shall continue in effect for a period of two years thereafter and may be renewed thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Company and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval).

     16. No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of the Company unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Directors, cast in person at a meeting called for the purpose of voting on such approval).

     17. In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

     18. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time, without the payment of a penalty, on sixty (60) days’ written notice to Adviser of the Company’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of the Company. Adviser may terminate this Agreement at any time, without the payment of penalty, on one hundred eighty days (180) days’ written notice to the Company of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Company to pay to Adviser the fee provided in Paragraph 8 hereof. Paragraphs 11 and 14 hereof shall also survive termination of this Agreement. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

     19. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

     20. The Company may use the name “Hilliard-Lyons Government Fund, Inc.” or any other name derived from the name “J.J.B. Hilliard, W.L. Lyons, LLC” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of Adviser as investment adviser. At such time as this Agreement or such other agreement shall no longer be in effect, the Company will (by corporate action, if necessary) cease to use any name derived from the name “J.J.B. Hilliard, W.L. Lyons, LLC”, any name similar thereto or any other name indicating that it is advised by or otherwise connected with Adviser or with any organization which shall have succeeded to Adviser’s business.

HILLIARD-LYONS GOVERNMENT FUND, INC.

By:	/s/ Joseph C. Curry Jr.
Name: Joseph C. Curry Jr.
Title: President

J.J.B. HILLIARD, W.L. LYONS, LLC

By:	/s/ James R. Allen
Name: James R. Allen
Title: Chairman & CEO